EXHIBIT 28(n) 20 UNDER FORM N-1A

EXHIBIT 99 UNDER ITEM 601/REG. S-K

PREMIER Shares Exhibit

To

Multiple Class Plan

(Revised as of 12/1/15)

1. Separate Arrangement And Expense Allocation

For purposes of Rule 18f-3 under the Act, the basic distribution and shareholder servicing arrangement of the Premier Shares will consist of sales and shareholder servicing by financial intermediaries. The principal underwriter and financial intermediaries may receive payments for distribution and/or administrative services under a Rule 12b-1 Plan and financial intermediaries may also receive shareholder service fees for services provided. In connection with this basic arrangement, Premier Shares will bear the following fees and expenses:

Fees and Expenses	Maximum Amount Allocated Premier Shares
Sales Load	None
Contingent Deferred Sales Charge ("CDSC")	None
Shareholder Service Fee	Up to 25 basis points (0.25%) of the average daily net asset value
12b-1 Fee	As set forth in the attached Schedule
Other Expenses	Itemized expenses incurred by the Fund with respect to holders of Premier Shares as described in Section 3 of the Plan

2. Conversion and Exchange Privileges

For purposes of Rule 18f-3, Premier Shares have the following conversion rights and exchange privileges at the election of the shareholder:

Conversion Rights:	None
Exchange Privilege:	Premier Shares may be exchanged for Shares of any other Federated fund or share class that does not have a stated sales charge or contingent deferred sales charge, except Federated Liberty U.S. Government Money Market Trust and Class R Shares. To do this, shareholders must: (i) ensure that the account registrations are identical; (ii) meet any applicable minimum initial investment requirements; and (iii) receive a prospectus for the fund into which they wish to exchange.

An exchange will be treated as a redemption and a subsequent purchase, and will be a taxable transaction. Exchange privileges may be modified or terminated at any time.

Schedule of Funds

Offering PREMIER Shares

The Funds set forth on this Schedule each offer Premier Shares on the terms set forth in the Premier Shares Exhibit to the Multiple Class Plan, in each case as indicated below. The 12b-1 fees indicated are the maximum amounts authorized based on the average daily net asset value. Actual amounts accrued may be less.

Multiple Class Company Series	12b-1 Fee

Money Market Obligations Trust: Federated Government Obligations Fund	None
Federated Tax-Free Trust	None